As filed with the Securities and Exchange Commission on September 18, 2008

 Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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WSP HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

_______________

Cayman Islands	3533	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

No. 38 Zhujiang Road

Xinqu, Wuxi

Jiangsu Province

People’s Republic of China

 (Address of registrant’s Principal Executive Offices)

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WSP HOLDINGS LIMITED

2007 SHARE INCENTIVE PLAN

(Full title of the plan)

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CT Corporation System

111 Eighth Avenue

New York, New York 10011

 (Name and address of agent for service)

_______________

(212) 664-1666

 (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

Copies to:

Yip Kok Thi Chief Financial Officer WSP Holdings Limited No. 38 Zhujiang Road Xinqu, Wuxi Jiangsu Province People’s Republic of China (86 510) 8536-0401	David T. Zhang, Esq. Latham & Watkins LLP 41st Floor, One Exchange Square 8 Connaught Place Central Hong Kong S.A.R., China (852) 2522-7886

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, $0.0001 par value per share (3)	5,206,000	$4.00	$20,824,000	-
Ordinary shares, $0.0001 par value per share (3)	4,794,000	$3.74	$17,929,560	-
Totals	10,000,000	-	$38,753,560 (2)	$1,523.01

(1)   Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plans.

(2)   These shares are offered under the 2007 Share Incentive Plan (the “Plan”). Pursuant to Rule 457(h)(1), the maximum aggregate offering price is calculated as the sum of (a) the product of 5,206,000 shares issued or issuable upon the exercise of options granted under the plan as of September 16, 2008 multiplied by the weighted average exercise price of $4.00 per share, which equal to an aggregate offering price of $20,824,000, and (b) the product of the remaining 4,794,000 shares issuable under the Plan multiplied by $3.74, which is one-half of the average of the high and low prices for the ADSs, as quoted on the New York Stock Exchange on September 16, 2008, which equal to an aggregate offering price of $17,929,560.

(3)   These shares may be represented by the Registrant’s ADSs, each of which represents two ordinary shares. The Registrants’ ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-147405).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information*

Item 2.  Registrant Information and Employee Plan Annual Information*

*  Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed by WSP Holdings Limited (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)                  The Registrant’s annual report on Form 20-F for the year ended December 31, 2007, filed with the Commission on June 12, 2008 and the Amendment No. 1 on Form 20-F/A to its annual report for the year ended December 31, 2007, filed with the Commission on June 30, 2008;

(b)                  The Registrant’s current reports on Form 6-K, filed with the Commission on July 28, 2008, August 15, 2008 and August 18, 2008; and

(c)                  The description of the Registrant’s ordinary shares contained in its Registration Statement on Form 8-A (File No. 001-33840) filed with the Commission on November 15, 2007 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s ordinary shares set forth under “Description of Share Capital” in the Registrant’s prospectus filed with the Commission on November 13, 2007 pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”).

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

Article 163 of the Registrant’s amended and restated articles of association provide that the directors and officers of the Registrant shall be indemnified out of the assets of the registrant against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices provided that the indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

The Registrant has entered into indemnification agreements with each of its directors and senior officers under which the Registrant indemnifies them to the fullest extent permitted by Cayman Islands law, its articles of association and other applicable law, from and against all expenses and liabilities arising from any proceeding to which the indemnitee is or was a party, except expenses and liabilities, if any, incurred or sustained by or through the indemnitee’s own gross negligence or willful misconduct.

Item 7.  Exemption From Registration Claimed

Not applicable.

Item 8.  Exhibits

See the Index to Exhibits attached hereto.

Item 9.  Undertakings

(a)             The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wuxi, Jiangsu Province, People’s Republic of China, on September 18, 2008.

WSP HOLDINGS LIMITED

By:	/s/ Longhua Piao
Name: Longhua Piao
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, Mr. Longhua Piao, with full power to act alone, as his true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Longhua Piao	Chairman and Chief Executive Officer	September 18, 2008
Longhua Piao

/s/ Yip Kok Thi	Chief Financial Officer	September 18, 2008
Yip Kok Thi

/s/ Abdul Halim bin Harun	Vice Chairman	September 18, 2008
Abdul Halim bin Harun

/s/ Xizhong Xu	Director and Assistant General Manager	September 18, 2008
Xizhong Xu

/s/ Wat Kit Lau	Independent Director	September 18, 2008
Wat Kit Lau

/s/ Jing Lu	Independent Director	September 18, 2008
Jing Lu

Signature	Title	Date
/s/ Dennis D. Zhu	Independent Director	September 18, 2008
Dennis D. Zhu

/s/ Anthony J. Walton	Independent Director	September 18, 2008
Anthony J. Walton

/s/ Donald J. Puglisi	Authorized Representative in the United States	September 18, 2008
Donald J. Puglisi Managing Director Puglisi & Associates

INDEX TO EXHIBITS

Exhibit Number	Description
4.1

Amended and Restated Memorandum and Articles of Association of WSP Holdings Limited (incorporated by reference to Exhibit 3.2 from the Registrant’s Registration Statement on Form F-1 (File No. 333-147351), as amended, initially filed with the Commission on November 13, 2007)

4.2

Form of Indemnification Agreement with WSP Holdings Limited’s directors or executives (incorporated by reference to Exhibit 10.2 of our Registration Statement on Form F-1 (File No. 333-147351), filed with the Securities and Exchange Commission on November 13, 2007)

5.1*	Opinion of Conyers Dill & Pearman
10.1*

2007 Share Inventive Plan (incorporated by reference as Exhibit 10.1 to the Registrant’s Registration Statement on Form F-1 (File No. 333-147351), as amended, initially filed with the Securities and Exchange Commission on November 13, 2007)

23.1*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.2*	Consent of Deloitte Touche Tohmatsu CPA Ltd., Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on signature page hereto)

*Filed herewith.